                                                                   EXHIBIT 99.1


                          {WOLVERINE TUBE, INC. LOGO)

                                 PRESS RELEASE

Contact:      James E. Deason
              Executive Vice President
              Chief Financial Officer
              (256) 580-3510



                   WOLVERINE TUBE REPORTS 2003 FOURTH QUARTER
                             AND FULL YEAR RESULTS
                 OPERATING RESULTS IMPROVED OVER THIRD QUARTER

HUNTSVILLE, ALABAMA, FEBRUARY 19, 2004--Wolverine Tube, Inc. (NYSE: WLV) today reported results for the fourth quarter and full year ended December 31, 2003. Loss from continuing operations for the fourth quarter of 2003 was $8.0 million, or $0.65 per diluted share. Included in the loss was a $5.7 million after-tax restructuring charges, principally related to the previously announced closing of the Company's Booneville, MS manufacturing plant. Excluding the restructuring charges, the loss from continuing operations would have been $2.3 million, or $0.19 per share. Operating results were also negatively impacted by $3.4 million after-tax, as a result of the relative strengthening of the Canadian dollar versus the U.S. dollar and a sharp spike in copper prices, especially in December. This rise in copper prices resulted in a loss on the Company's copper hedge position, which should be offset in subsequent periods. In the fourth quarter of 2002, income from continuing operations was $169,000, or $0.01 per share. Total pounds of product shipped in the fourth quarter of 2003 were 80.1 million, an increase of 11.4 percent compared to 71.9 million pounds in 2002. Net sales for the fourth quarter of 2003 were $155.8 million compared to $125.6 million, a 24 percent increase. Gross profit for the fourth quarter of 2003 decreased to $7.4 million from $10.4 million in the fourth quarter of 2002. Included in gross profit was the aforementioned impact of currency and the loss on the Company's copper hedge, which was $5.4 million before tax. In 2001 the Company discontinued its WRI operations in Ontario, Canada. In the fourth quarter of 2003, the Company recognized $1.6 million net-of-tax losses in discontinued operations to reflect changes in the carrying value of the assets and additional pensions and post retirement obligations as we prepare to dispose of this facility.

For the year ended December 31, 2003, loss from continuing operations was $39.0 million or $3.18 per share compared with income from continuing operations of $7.2 million, or $0.58 per share for 2002. The 2003 loss included a $23.2 million goodwill impairment charge and restructuring charges, totaling $15.1 million ($10.0 million after-tax) relating principally to the closure of the Booneville plant and a corporate-wide workforce reduction program. Excluding goodwill impairment and the restructuring charges, loss from continuing operations would have been $6.9 million or $0.56 per share. Total pounds of product shipped in 2003 were 327.4 million pounds compared to 310.2 million pounds in 2002. Net sales were $596.3 million, an 8.3 percent increase from 2002. Gross profit for 2003 was $40.8 million compared to $58.4 million in 2002.


                            Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                             Huntsville, AL 35801

                              WOLVERINE TUBE, INC.


                                     2 of 4


Commenting on the results, Dennis Horowitz, Chairman, President and Chief Executive Officer, said, "The combined impacts of sharply rising copper prices and the weakening U.S. dollar had a very significant negative effect on our fourth quarter earnings. However, excluding these impacts, fourth quarter operating results was much improved from the third quarter of 2003 and encouraging for several reasons, including improved demand for our value added commercial products, improved demand and pricing in wholesale and rod and bar products, and improved operational performance at our facilities."


Horowitz added, "That while our cash position at $46.1 million was below what we expected at year-end, it was principally due to copper price increases, which affected inventory dollar values. At the same time, inventory turns, as well as receivable and payable days outstanding, improved and capital expenditures were within expectations."


FOURTH QUARTER RESULTS BY SEGMENT


Shipments of commercial products totaled 49.8 million pounds, a 4.8 percent increase over the fourth quarter 2002 of 47.5 million pounds. Net sales increased approximately 16.2 percent to $110.4 million. These results reflect increased shipments of industrial tube, technical tube and fabricated products. Gross profit decreased to $7.3 million from the prior year's fourth quarter of $10.5 million. Gross profit gains due to increased demand and improved operating efficiencies were more than offset by the losses on the Company's copper hedge and currency translation.


Shipments of wholesale products totaled 24.1 million pounds, as compared to last year's fourth quarter of 19.5 million pounds. Net sales increased 52.6 percent to $34.2 million from the prior year's fourth quarter. Gross profit was a loss of $800 thousand compared to last year's fourth quarter loss of $500 thousand. Again, increased demand and pricing gains in this segment were more than offset by the losses on the Company's copper hedge.


Shipments of rod, bar and other totaled 6.2 million pounds, a 27.6 percent increase from the fourth quarter of 2002. Net sales increased to $11.2 million, a 36.4 percent increase from the fourth quarter in the prior year. These results reflect increased volume and price in rod and bar. Gross profit in rod, bar and other in the quarter was $900 thousand compared to $400 thousand in the prior year's fourth quarter. Gains in our European distribution business and improvements in rod and bar demand in North America offset copper hedge and currency translation losses.


EARNINGS OUTLOOK


Commenting on the outlook for the Company, Horowitz said, "In the second half of the fourth quarter, we began to see tangible improvement in demand across all our product segments and stabilizing in wholesale pricing. This has carried over into the first quarter of 2004 and reflects a recovering U.S. economy. In addition, operations are running well with increasing productivity. Market shares remain strong, and in many cases, are improving, and customer contracts that were up for renewal are essentially completed with only moderate price concessions."



                            Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                             Huntsville, AL 35801

                              WOLVERINE TUBE, INC.


                                     3 of 4


Horowitz continued, "Several identifiable challenges that we continue to face are related to copper price volatility and currency translation impacts. On the other hand, natural gas costs are hedged for all of 2004 at levels below 2003, especially in the first quarter. Pension and retirement costs are expected to be relatively stable year-over-year, and our healthcare costs will increase moderately. With this in mind, coupled with seasonal strengthening in the first quarter, operating income from continuing operations should show both a sharp increase both sequentially from the fourth quarter of 2003, as well as in comparison to the first quarter of 2003."


FOURTH QUARTER CONFERENCE CALL


The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. ET) to discuss the contents of this release. Dial in to the conference call line at (800) 311-9402 Access Code: Wolverine, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company's website at www.wlv.com, in the Investor Relations section under "Conference Calls" link. If you are unable to participate at this time, a replay will be available through March 4, 2004, on this website or by calling
(800) 858-5309 (access code 40179, pass code 40179). Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of net cash provided (used) by operating activities to free cash flow and net cash provided (used) by operating activities to adjusted earnings before interests, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at www.wlv.com in the Investor Relations section under the heading Press Releases.


ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company's expectations of future sales, earnings and cash flows. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future sales, earnings and cash flows, factors that could affect actual results include, without limitation, the effect of currency fluctuations, raw material costs and our ability to effectively hedge these cost, the timing and magnitude of recovery from the current economic downturn, costs and cost savings related to the Booneville closing, the levels of U.S. commercial construction activity, competitive products and pricing,



                            Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                             Huntsville, AL 35801

                              WOLVERINE TUBE, INC.


                                     4 of 4


environmental contingencies, regulatory pressures, labor cost (including healthcare and pension expense), technology, fuel and energy costs, the mix of geographic and product revenues, and any inability to achieve or delays in achieving anticipated results from our cost reduction initiatives (including our workforce reduction program), product and process development activities, productivity and efficiency initiatives, global expansion activities, market share penetration effort, working capital management programs and completion of the extension and modification of our credit facility. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.


                              --TABLES TO FOLLOW--


                            Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                             Huntsville, AL 35801

WLV Reports Fourth Quarter Results
Page 5
February 19, 2004

                      WOLVERINE TUBE, INC. FINANCIAL DATA

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                      Three-month period ended        Twelve-month period ended
In thousands, except per share data                                  12/31/2003      12/31/2002       12/31/2003     12/31/2002
                                                                    ------------    ------------    ------------    ------------
 Pounds shipped                                                           80,069          71,898         327,354         310,240
                                                                    ============    ============    ============    ============
 Net sales                                                          $    155,750    $    125,616    $    596,324    $    550,523
 Cost of goods sold                                                      148,393         115,180         555,498         492,082
                                                                    ------------    ------------    ------------    ------------
 Gross profit                                                              7,357          10,436          40,826          58,441
 Selling, general and administrative expenses                              8,291           7,401          32,103          30,616
 Restructuring charges                                                     8,619              --          15,057              --
                                                                    ------------    ------------    ------------    ------------
 Operating income (loss) from continuing operations                       (9,553)          3,035          (6,334)         27,825
 Interest expense, net                                                     5,479           4,760          21,218          19,681
 Gain on extinguishment of debt                                               --            (275)             --          (1,349)
 Amortization and other, net                                                 578             (49)          1,856           1,008
 Goodwill impairment                                                          --              --          23,153              --
                                                                    ------------    ------------    ------------    ------------
 Income (loss) from continuing operations before income taxes            (15,610)         (1,401)        (52,561)          8,485
 Income tax provision (benefits)                                          (7,611)         (1,570)        (13,577)          1,315
                                                                    ------------    ------------    ------------    ------------
 Income (loss) from continuing operations                                 (7,999)            169         (38,984)          7,170
 Loss from discontinued operations, net of income tax                     (1,637)         (1,610)         (1,637)         (1,610)
                                                                    ------------    ------------    ------------    ------------
 Net income (loss)                                                  $     (9,636)   $     (1,441)   $    (40,621)   $      5,560
                                                                    ============    ============    ============    ============

 Basic (loss) earnings per share:
 Continuing operations                                              $      (0.65)   $       0.01    $      (3.18)   $       0.58
 Discontinued operations                                                   (0.13)          (0.13)          (0.13)          (0.13)
                                                                    ------------    ------------    ------------    ------------
 Net income (loss)                                                  $      (0.78)   $      (0.12)   $      (3.31)   $       0.45

 Diluted (loss) earnings per share:
 Continuing operations                                              $      (0.65)   $       0.01    $      (3.18)   $       0.58
 Discontinued operations                                            $      (0.13)   $      (0.13)   $      (0.13)   $      (0.13)
                                                                    ------------    ------------    ------------    ------------
 Net income (loss)                                                  $      (0.78)   $      (0.12)   $      (3.31)   $       0.45
                                                                    ------------    ------------    ------------    ------------
 Basic shares                                                             12,280          12,262          12,275          12,231
 Diluted shares                                                           12,280          12,406          12,275          12,362
                                                                    ------------    ------------    ------------    ------------


                         SEGMENT INFORMATION (UNAUDITED)



                                                                     Three-month period ended         Twelve-month period ended
In thousands                                                         12/31/2003      12/31/2002     12/31/2003       12/31/2002
                                                                    ------------    ------------    ------------    ------------

Pounds:
Commercial                                                                49,776          47,502         217,499         209,590
Wholesale                                                                 24,108          19,548          90,005          79,064
Rod, bar, and other                                                        6,185           4,848          19,850          21,586
                                                                    ------------    ------------    ------------    ------------

Total pounds                                                              80,069          71,898         327,354         310,240
                                                                    ============    ============    ============    ============
Net sales:
Commercial                                                          $    110,372    $     95,017    $    442,471    $    421,234
Wholesale                                                                 34,195          22,401         115,112          93,938
Rod, bar, and other                                                       11,183           8,198          38,741          35,351
                                                                    ------------    ------------    ------------    ------------
Total net sales                                                     $    155,750    $    125,616    $    596,324    $    550,523
                                                                    ============    ============    ============    ============
Gross Profit:
Commercial                                                          $      7,248    $     10,536    $     38,997    $     51,736
Wholesale                                                                   (771)           (492)           (271)          4,352
Rod, bar, and other                                                          880             392           2,100           2,353
                                                                    ------------    ------------    ------------    ------------
Total gross profit                                                  $      7,357    $     10,436    $     40,826    $     58,441
                                                                    ============    ============    ============    ============



                                    -MORE-

 WLV Reports Fourth Quarter Results
 Page 6
 February 19, 2004

                            WOLVERINE TUBE, INC.

              CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)



In thousands                                           12/31/2003     12/31/2002
                                                     ------------   ------------

Assets
Cash and cash equivalents                            $     46,089   $     53,920
Accounts receivable                                        86,825         65,212
Inventory                                                 108,005         85,485
Other current assets                                       12,782         14,402
Property, plant and equipment, net                        198,542        208,999
Other assets                                              101,015        122,702
                                                     ------------   ------------
Total assets                                         $    553,258   $    550,720
                                                     ============   ============
Liabilities and Stockholders' Equity
Accounts payables and other accrued expenses         $     77,290   $     49,583
Short-term borrowings                                       1,208          1,217
Deferred income taxes                                         359         11,902
Pension liabilities                                        22,316         14,540
Long-term debt                                            254,578        255,712
Other liabilities                                          18,156         17,131
                                                     ------------   ------------
Total liabilities                                         373,907        350,085
                                                     ------------   ------------
Stockholders' equity                                      179,351        200,635
                                                     ------------   ------------
Total liabilities and stockholders' equity           $    553,258   $    550,720
                                                     ============   ============



                                   -MORE-

 WLV Reports Fourth Quarter Results
 Page 7
 February 19, 2004

                                    WOLVERINE TUBE, INC.

       Reconciliation of Net Cash Provided (Used) by Operating Activities
                       to Free Cash Flow (1) (Unaudited)



                                                           Three-month period ended    Twelve-month period ended
In thousands                                               12/31/2003    12/31/2002    12/31/2003    12/31/2002
                                                           ----------    ----------    ----------    ----------

Income (loss) from continuing operations                   $   (7,999)   $      169    $  (38,984)   $    7,170
Depreciation and amortization                                   4,892         5,090        19,009        18,416
Changes in operating assets and liabilities                     2,834         9,196        (7,021)       17,509
Goodwill impairment                                                --            --        23,154            --
Non-cash portion of restructuring charge                        6,939            --        12,016            --
Deferred taxes                                                 (8,585)         (931)      (12,541)         (937)
Other                                                             128          (145)          367          (722)
                                                           ----------    ----------    ----------    ----------
Net cash provided (used) by operating activities               (1,791)       13,379        (4,000)       41,436
Additions to property, plant and equipment                     (1,639)       (2,338)       (5,969)       (7,747)
                                                           ----------    ----------    ----------    ----------
Free cash flow                                             $   (3,430)   $   11,041    $   (9,969)   $   33,689
                                                           ==========    ==========    ==========    ==========

         Reconciliation of Net Cash Provided (Used) by Operating Activities to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (2)


(Unaudited)



                                                                        Three-month period ended        Twelve-month period ended
 In thousands                                                           12/31/2003      12/31/2002      12/31/2003      12/31/2002
                                                                       ------------    ------------    ------------    ------------
 Net cash provided (used) by operating activities                      $     (1,791)   $     13,379    $     (4,000)   $     41,436
 Changes in operating assets and liabilities                                 (2,834)         (9,196)          7,021         (17,509)
 Deferred taxes                                                               8,585             931          12,541             937
 Other                                                                         (128)            145            (367)            722
 Non-cash portion of restructuring charge                                    (6,939)             --         (12,016)             --
 Restructuring charges                                                        8,619              --          15,057              --
 Interest expense, net                                                        5,479           4,760          21,218          19,681
 Income tax provision (benefit)                                              (7,611)         (1,570)        (13,577)          1,315
                                                                       ------------    ------------    ------------    ------------
Adjusted earnings before interest, taxes,
   depreciation and amortization                                       $      3,380    $      8,449    $     25,877    $     46,582
                                                                       ============    ============    ============    ============



 (1) This statement reconciles net cash provided (used) by operating activities to free cash flow, which is a non-GAAP financial measure. Management believes free cash flow is a meaningful measure of financial performance and liquidity and provides investors with a measure of cash that may be used for debt service and for other purposes.

 (2) This statement reconciles net cash provided (used) by operating activities to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), which is a non-GAAP financial measure. Management believes Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt.